Execution Version
PERFORMANCE GUARANTEE AGREEMENT

Date:  January 17, 2011

In consideration of The Fairholme Fund, a series of Fairholme Funds, Inc. (the “Fairholme Fund”) contracting with Brookfield (US) Investments Ltd. and Brookfield US Corporation (collectively, “Brookfield”) as more particularly described in the share purchase agreement dated January 17, 2011 among Fairholme Fund and Brookfield (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”), on the terms and subject to the conditions set forth herein, the undersigned, Brookfield Asset Management Inc. (“BAM”), unconditionally guarantees to Fairholme Fund the fulfillment and performance of all obligations of Brookfield to Fairholme Fund under Sections 2, 3, 7(a) and 7(e) of the Agreement (the “Obligations”) and makes the representations, warranties and agreements set forth herein.  Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

This Performance Guarantee Agreement (“Guarantee”) is a continuing guarantee for all Obligations created or arising from the performance or non-performance by Brookfield under the terms of the Agreement before termination, whether any such Obligations may be known to Fairholme Fund before or at the time of termination, or discovered subsequent to termination and shall apply to such Obligations until otherwise performed in full.  Termination shall occur on the earlier of  (i) Fairholme Fund providing to BAM written notice that all Obligations have been performed by Brookfield or BAM; or (ii) any other date mutually agreeable to the parties and confirmed in writing.   For greater certainty, the termination of this Guarantee shall not release Brookfield from any of its Obligations outstanding at the time of termination until such Obligations are performed in full, as may be required.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time the performance of any of the Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, or rescinded by Fairholme Fund: (i) upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Brookfield; (ii) upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer, for, Brookfield or any substantial part of its property; or (iii) for any other reason; all as though such performance had not been made.

BAM’s obligations under this Guarantee are independent of those of Brookfield and BAM waives the right to require Fairholme Fund to proceed against Brookfield or any other person or entity or to pursue any other remedy.  No election of remedies by Fairholme Fund shall release or limit BAM’s liability to Fairholme Fund hereunder.

Any claim or demand upon, or other notice to BAM by Fairholme Fund under this Guarantee shall be made in writing to BAM at the following address: Brookfield Place, Suite 300, 181 Bay Street, Toronto, ON, M5J 2T3, or such other address as may be given in writing by BAM to Fairholme Fund.  Notice given by facsimile shall be deemed received the day of transmission unless it is transmitted on a non-business day or after 3:30 p.m. EST, in which case it shall be deemed received the next business day.   Notice provided personally or by courier shall be deemed received the day of delivery.

Any notice to Fairholme Fund by BAM under this Guarantee shall be made in writing to Fairholme Fund at the addresses set forth in and in the manner contemplated by the Agreement.

Neither party may assign its rights or obligations under this Guarantee without the prior written consent of the other party.

No failure on the part of Fairholme Fund to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof.   No single or partial exercise by Fairholme Fund of any right, remedy or power hereunder precludes any other future exercise of any right, remedy or power.   Each and every right, remedy and power possessed by Fairholme Fund shall be cumulative and not exclusive of any other, and may be exercised by Fairholme Fund from time to time.

BAM represents and warrants to Fairholme Fund as follows, as of the date hereof and as of the Closing Date, and acknowledges that Fairholme Fund is relying upon such representations and warranties in connection with entering into this Agreement and the transactions contemplated hereby, including the sale of the GGP Shares and the acquisition of BAM Shares:

(a)	BAM is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power to execute, deliver and perform this Guarantee.

(b)	Brookfield (US) Investments Ltd. and Brookfield US Corporation are each indirect wholly-owned subsidiaries of BAM.

(c)
The execution, delivery and performance of this Guarantee has been duly authorized by all necessary corporate action and does not contravene any provision of law or BAM’s constating documents or any contractual restriction binding on BAM or its assets.

(d)
This Guarantee constitutes the legal, valid and binding obligation of BAM enforceable against BAM in accordance with its terms; subject, as to enforcement, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)	BAM makes all of the representations and warranties in Sections 5(c), 5(d), 5(e), 5(h), 5(i), 5(j) and 5(k) of the Agreement.

The representations and warranties of Brookfield in Sections 5(a), 5(b), 5(c), 5(d), 5(h), 5(i) and 5(j) in the Agreement are true and correct in all respects.  All other representations and warranties of Brookfield in the Agreement are true and correct in all material respects.

BAM shall use best efforts to (a) continue the listing of BAM Shares on the TSX and (b) continue to be a reporting issuer (within the meaning of the Securities Act (Ontario)) in Ontario, in each case for six months from the Closing Date.

BAM shall direct its transfer agent, CIBC Mellon Trust Company (the “Transfer Agent”), to remove the legend set forth in Section 4(d)(ii) of the Agreement from the BAM Shares, subject to the Transfer Agent receiving from Fairholme Fund an executed certificate, substantially in the form of Schedule C of the Agreement.

Without prejudice to any other remedies available at law or equity, BAM hereby agrees that it shall indemnify, defend and hold harmless Fairholme Fund, its Affiliates and, if applicable, its respective directors, officers and employees (the “Indemnified Parties”) from, against and in respect of any damages, claims, losses, charges, actions, suits, penalties and reasonable costs and expenses (including reasonable attorney’s fees and expenses in connection with any investigations or defense of any claim) (“Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Indemnified Parties relating to or arising out of (i) any breach of any representation or warranty made by BAM or its Affiliates contained or made in this Guarantee or (ii) the breach of any covenant or agreement of BAM or its Affiliates contained or made in this Guarantee.  The parties agree to treat any amounts payable pursuant to this paragraph as adjustments to the purchase price paid for the GGP Shares for all purposes, except to the extent any applicable Law requires any such payment not to be so treated for Tax purposes.

BAM agrees that the acknowledgements, representations and warranties made by it in this Guarantee shall survive until the end of the second anniversary of the date hereof; provided, however, that the acknowledgments, representations and warranties in (i)(A) sub-clauses (a)-(d) of the ninth paragraph herein and (B) Sections 5(c), 5(d) and 5(h) of the Agreement shall survive indefinitely and (ii) Sections 5(i) and 5(j) of the Agreement shall survive eighteen (18) months from the date hereof.

BAM agrees that unless required to be performed on or prior to the date hereof or unless otherwise expressly set forth herein, the covenants and agreements made pursuant hereto shall survive indefinitely.  For greater certainty, BAM acknowledges and agrees that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, Fairholme Fund shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each of the parties agrees not to plead sufficiency of damages as a defence in such circumstances.

This Guarantee and all matters arising from or related to this Guarantee shall be governed by the laws of the Province of Ontario.   The parties irrevocably attorn to the exclusive jurisdiction of the courts in the Province of Ontario.

The invalidity or unenforceability of any provision of this Guarantee shall not affect the remaining provisions.  This Guarantee shall bind and benefit the successors and permitted assigns of BAM and Fairholme Fund.

[signature page follows]

IN WITNESS WHEREOF BAM has executed this Guarantee for the benefit of Fairholme Fund and Fairholme Fund has accepted and agreed as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Joe Freedman
Name: Joe Freedman
Title: Senior Managing Partner

FAIRHOLME FUNDS, INC. on behalf of its series, The Fairholme Fund

By:	/s/ Bruce R. Berkowitz
Name: Bruce R. Berkowitz
Title: President

[Signature Page to Brookfield Asset Management Guarantee to The Fairholme Fund]